Exhibit 10.29

AMENDED AND RESTATED
SPECIAL EMPLOYMENT AGREEMENT
FOR DAVID BROWN

AGREEMENT by and between CSX Transportation, Inc., a Virginia corporation (the “Company”), and David A. Brown (the “Executive”), originally entered into as of May 15th 2006 and hereby restated effective as of the 1st day of January, 2010 (the “Agreement”).

WHEREAS, the Company and the Executive had entered into a Special Employment Agreement originally dated as of May 15th, 2006 whereby the Company retained the services of Executive to serve as Vice President – Transportation commencing May 16th, 2006 (the “Employment Date”); and

WHEREAS, effective January 1, 2010, Executive has been promoted to the position of Executive Vice President and Chief Operating Officer; and

WHEREAS, in accordance with the Executive’s promotion, the Company and the Executive wish to restate the terms and conditions of the Executive’s employment with the Company effective January 1, 2010.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Term of this Agreement.  The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning January 1, 2010 and ending on May 15, 2011, provided that, on such date and on each anniversary thereof, such period shall automatically be extended for an additional one year, unless either party hereto shall have given at least 60 days prior written notice to the other party that such period shall not be so extended, provided, however, that such period may be earlier terminated as provided below (as so extended or terminated, the “Term of this Agreement”).

2.	Position and Duties.

(a). During the Term of Agreement, the Executive shall serve as Executive Vice President and Chief Operating Officer of the Company (“COO”), reporting directly to the Chief Executive Officer of the Company (“CEO”), with the duties and responsibilities normally associated with that position.

(b). During the Term of Agreement, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Term of Agreement, it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, (C) manage personal investments, so long as such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement or (D) attend and participate in educational programs approved by the Company for the purpose of development related to the Executive’s responsibilities.

3.	Compensation.

(a). Base Salary.  During the Term of this Agreement, the Executive shall receive an annual base salary equal to $525,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices.  During the Term of this Agreement, the Base Salary shall be reviewed for possible increase periodically.  Any increase in the Base Salary shall not limit or reduce any other obligation of the Company under this Agreement.  The Base Salary shall not be reduced after any such increase, and the term “Base Salary” shall thereafter refer to the Base Salary as so increased.

(b). Annual Bonus.  In addition to the Base Salary, the Executive shall have the opportunity to earn, for each fiscal year that is included in the Term of this Agreement, an annual bonus at the level set for the COO position on the same terms and conditions established thereunder for the Executive and the other executive officers.

(c). Relocation.  In connection with entering into this Agreement originally effective of May 15th, 2006, the Executive participated in the Company’s home relocation program on the same basis as other senior executives.

(d). Restricted Stock.  In connection with his promotion to COO, Executive is granted 10,522 shares of restricted stock in accordance with a Restricted Stock Award Agreement dated December 8, 2009.  Executive was also granted 8,200 shares of restricted stock in accordance with a Restricted Stock Award Agreement dated May 15, 2006 (both grants referred to collectively as the “Restricted Stock”).

(e). Long Term Incentive Program.  The Executive shall be eligible for the Company’s long term incentive program which currently includes performance grants and restricted stock units at the level set for the COO position.  Further, consistent with Executive’s promotion to COO, the Executive is entitled to a pro rata adjustment on any performance grants outstanding at the time of such promotion.  The pro rata adjustment shall be made in accordance with the applicable CSX Long Term Incentive Plan.

(f). Other Benefits.  During the Term of Agreement: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as the other executive officers; (ii) the Executive and the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as the other executive officers; and (iii) the Executive shall be entitled to perquisite programs and fringe benefits to the same extent and on the same basis as the other executive officers.

4. Termination of Employment:

(a). Death or Disability.  The Executive’s employment hereunder and the Term of this Agreement shall terminate automatically upon the Executive’s death during the Term of this Agreement.  If the Company determines in good faith that the Disability of the Executive has occurred during the Term of Agreement (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company and the Term of this Agreement shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive shall have returned to full-time performance of the Executive’s duties prior to such 30th day.  For purposes of this Agreement “Disability” shall mean the Executive’s becoming disabled within the meaning of the long-term disability plan of the Company covering the Executive.

(b). By the Company.  The Company may terminate the Executive’s employment hereunder and the Term of this Agreement for Cause or without Cause.  For purposes of this Agreement, “Cause” means: (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties as an employee of the Company (other than as a result of physical or mental illness or injury) after a written demand for substantial performance has been delivered to the Executive by the Company; (ii) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, provided that for purposes of this provision, no act or failure to act shall be considered “willful” unless it is done or omitted to be done by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company; or (iii) the determination by the Board of Directors of the Company that the Executive has violated the Company Code of Ethics or the Executive’s obligations under Section 9, after the Executive has had the opportunity to present any documents or other evidence that the Executive deems necessary at a hearing at which the Executive and the Executive’s counsel may be present.

(c). Good Reason.  The Executive may terminate his employment hereunder and the Term of this Agreement for Good Reason or without Good Reason.  For purpose of this Agreement, termination for “Good Reason” means termination by the Executive no more than 60 days after, and as a result of:

(i). a material diminution of the Executive’s duties or responsibilities as COO, including the Executive’s ceasing to report to the CEO, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii). the failure by the Company to comply with the provisions of this Agreement with respect to the amount of the Executive’s Base Salary, or incentive compensation under the Company’s incentive programs applicable to other executive officers of the Company, unless such failure is remedied by the Company promptly after receipt of written notice thereof given by the Executive or such failure arises in connection with a comparable reduction in the compensation of the other executive officers.

(d). Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice that: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e). Date of Termination.  For purposes of this Agreement, the “Date of Termination” means: (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date on which the Notice of Termination is given or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability or by the Executive without Good Reason, the Date of Termination shall be the date on which the Notice of Termination is given; (iii) if the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Date of Termination shall be the date of death or the Disability Effective Date, as the case may be.

5.	Obligations of the Company upon Termination.

(a). Other Than for Cause, Death or Disability; Good Reason.  Subject to Section 6, if, during the Term of this Agreement, the Company terminates the Executive’s employment, other than for Cause or Disability or the Executive terminates employment for Good Reason, the Company shall pay the Executive the Accrued Obligations (as defined below) and the amounts described in Sections 5(a)(i)-(ii), as applicable.  The payments provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive’s employment by the Company and of the Term of this Agreement other than for Cause or Disability or for the actions of the Company leading to a termination of the Executive’s employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefore, and shall be paid only upon receipt by the Company from the Executive of an executed release and waiver, satisfactory in form and in substance to the Company, of all claims of the Executive against the Company (the ”Release”), provided, however, that the Release shall be consistent with the Company’s general practices and shall contain no language that directly or  indirectly limits or reduces the Executive’s entitlement to indemnity or insurance with respect to his actions as an employee or officer of the Company or its affiliates.

(i). Severance.  If a termination described in Section 5(a) occurs within two (2) years of the Employment Date, the Company shall pay the Executive a lump sum cash severance payment within thirty (30) days after the date that the Release becomes effective and irrevocable (the “Release Effective Date”), equal to two times the sum of (1) the Executive’s Base Salary on the Date of Termination and (2) the higher of (A) the highest actual annual bonus paid to the Executive in the three years prior to such termination and (B) the Executive’s target Annual Bonus.  If a termination described in Section 5(a) occurs after the date of the two (2) years after the Employment Date, the Company shall pay the Executive a lump sum cash severance payment, within thirty (30) days after the Release Effective Date, equal to two times the Executive’s Base Salary on the Date of Termination.  At the time of any termination described in Section 5(a), to the extent any of the Restricted Stock has not vested, such shares will vest immediately on the Release Effective Date.

(ii). Pension Credit.  The Company acknowledges that the Executive has significant credited service under the pension plan of the Norfolk Southern Corporation (the ”Prior Employer”).  To offset the lost benefits of such credited service in connection with Executive’s leaving the employ of the Prior Employer and commencing employment with the Company, the Company will provide the Executive with credit under its pension plan under its traditional formula for Executive’s credited service with the Prior Employer, as described herein.  In the event of a termination by the Company other than for Cause, the Executive shall receive a nonqualified pension benefit under the Special Retirement Plan of the Company (the “Special Retirement Plan”) to be calculated as follows:

1. Credited service for purposes of eligibility and benefit accrual (but not for purposes of determining average compensation) shall include all months of service with the Prior Employer and the Company.  The Executive shall obtain written confirmation of the Executive’s months of service with the Prior Employer as soon as reasonably practicable after the Employment Date.

2. The Special Retirement Plan benefit shall be calculated pursuant to Article IV of the Company Pension Plan.  The Executive may defer commencement of the Executive’s benefit payments until the Executive attains age 60, at which time, in accordance with the terms of the Special Retirement Plan, there shall be no reduction for early commencement.

3. For purposes of determining the accrued benefit under the Special Retirement Plan, “compensation” shall be determined in accordance with Section 1.15 of the Company Pension Plan and “average compensation” shall be determined in accordance with Section 1.10 of the Company Pension Plan.

4. The Executive’s monthly benefit under the Special Retirement Plan shall be reduced by (A) the amount of monthly pension benefit (both qualified and nonqualified) that the Executive receives from the Prior Employer determined as an actuarial equivalent based on the payment form and commencement date as the benefit received under the Special Retirement Plan; (B) the benefit payable from the Company pension plan (both qualified and nonqualified under the cash balance formula), determined as an actuarial equivalent based on the payment form and commencement date as the benefit received under the Special Retirement Plan (traditional formula),  and (C) a portion of any monthly benefits the Executive receives under the Federal Railroad Retirement Act or the Social Security Act when the Executive becomes eligible for them in accordance with the provisions of Article IV of the Company Pension Plan.

5. The Executive represents that the Executive shall elect to commence the Executive’s pension benefits (both qualified and nonqualified) from the Prior Employer’s plans either prior to or at the same time that the Executive elects to commence such benefits under the Company’s plans.

(iii). Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” means any Base Salary and any compensation previously deferred by the Executive (together with any accrued interest or earnings thereof), in each case, that have not been paid to the Executive as of the Date of Termination.

(b). Death or Disability.  If the Executive’s employment is terminated by reason of the Executive’s death of Disability during the Term of this Agreement, the Company shall pay the Accrued Obligations to the Executive or the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination, and the Company shall have no further obligations under this Agreement.

(c). Cause; Other than for Good Reason.  If the Executive’s employment is terminated by the Company for Cause during the Term of this Agreement, the Company shall pay the Executive the Accrued Obligations, and the Company shall have no further obligations under this Agreement.  If the Executive voluntarily terminates employment during the Term of this Agreement, other than for Good Reason, the Company shall pay the Executive the Accrued Obligations, and the Company shall have no further obligations under this Agreement.

(d). Section 409A.  The Company and the Executive agree that the provisions of this Agreement (including, without limitation, Section 5) are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations, rules or other authorities promulgated thereunder, and that all provisions of this Agreement shall be construed, interpreted and applied in a manner consistent with Section 409A of the Code and any such authorities.  To the extent the Company shall determine it necessary to avoid imposition of any additional tax or interest penalties under Section 409A of the Code, notwithstanding the timing of payment provided in this Agreement, the timing of any payment, distribution or benefit provided pursuant to this Agreement shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code.  Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to receive, and the Company shall not be obligated to pay, any gross-up or additional payment or compensation in the event that the Executive is subject to any additional tax or interest penalties under Section 409A of the Code or in respect of any other tax liability or penalty for which, in each case the Executive shall have sole responsibility.

6. Effect of Change of Control.  If the effective date as defined in the Executive’s separate change in control agreement dated May 15, 2006 (“Change in Control Agreement”) occurs during the Term of this Agreement, then notwithstanding any other provision of this Agreement (i) the Change of Control agreement shall supersede this Agreement for the duration of the employment period (as defined in the Change of Control Agreement) and (ii) if the Term of this Agreement ends after the end of such employment period, and the Executive remains employed by the Company immediately following the end of such employment period, this Agreement shall be reinstated as of the end of such employment period and shall govern the Executive’s employment for the remainder of the Term of this Agreement.

7. Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any other company controlled by, controlling, or under common control with, the Company (such other companies, collectively, the “Affiliated Companies”) for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any Affiliated Company.  Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy practice or program or contract or agreement except as explicitly modified by this Agreement.  Norwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program and policy of the Company and the Affiliated Companies (other than the Change in Control Agreement), unless otherwise specifically provided therein in a specific reference to this Agreement.

8. Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

9.	Confidential Information, No-Raid, Noncompetition, Inventions.

(a). The Executive shall hold in a fiduciary capacity, for the benefit of the Company and the Affiliated Companies, all secret or confidential information, knowledge or data relating to the Company or any Affiliated Company and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchases of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Company or any Affiliated Company and that is not public knowledge (other than as a result of the Executive’s violation of this Section 9(a)) (“Confidential Information”).  For purposes of this Section 9(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available.  The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company or any Affiliated Company, except with the prior written consent of the Company, or such Affiliated Company, as applicable, or as otherwise required by law or legal process.  All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or one or more Affiliated Company, as applicable, and shall be turned over to the Company or such Affiliated Company, as applicable, upon termination of the Executive’s employment.  The Executive also agrees that until the second anniversary of the Date of Termination, he shall advise any prospective employer or client that meets any of the following criteria of the confidentiality restrictions set forth in this Agreement and state in writing to such prospective employer or client that this employment or provision of services shall not violate these provisions, and shall deliver a copy of such statement to the Company.

(b). The Executive agrees that he shall not, at any time during the Noncompetition Period (as defined in Section 9(c) below), without the prior written consent of the Company’s CEO, directly or indirectly (whichever as an employee, officer, agent, consultant or independent contractor or otherwise), hire, employ, solicit the employment of or cause to be hired, employed or solicited any person who is or was at any time during the previous twelve (12) months an employee, representative, officer or director of the Company or any Affiliated Company; provided, however, that a public advertisement not specifically targeted at the employees of the Company or any Affiliated Company shall not be deemed to be a solicitation for purposes of this provision.

(c). During the Noncompetition Period, the Executive shall not, without the prior written consent of the CEO, engage in or become associated with a Competitive Activity.  For purposes of this Agreement: (i) the “Noncompetition Period” means the period beginning on the date of this Agreement and ending on the second anniversary of the Date of Termination; (ii) a “Competitive Activity” means any business or other endeavor of a Class I railroad operating in North America that is the same or similar to any business or other endeavor in which the Company or any Affiliated Company is engaged as of the Date of Termination, and which is conducted in any county of any state of the United States or a comparable jurisdiction in Canada or any other country in which the Company or any Affiliated Company conducts or proposes to conduct business as of the Date of Termination; and (iii) the Executive shall be considered to have become “associated with a Competitive Activity” if the Executive becomes directly or indirectly involved as an owner, investor, principal, employee, officer, director, independent contractor, consultant, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.  Notwithstanding the foregoing, the Executive may make and retain investments during the Term of this Agreement in less than 0.5% of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

(d). All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of this Agreement and continuing until the end of the Term of this Agreement and any subsequent period when the Executive is employed by the Company or any Affiliated Company, relating or pertaining in any way to the Executive’s employment with, or the business of, the Company or any Affiliated Company, are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property.  The Executive agrees to execute any assignments to the Company or its nominee of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company.  The Executive further agrees, during and after the Term of Agreement, to cooperate to the extent and in the manner required by the Company in the prosecution or defense of any patent or copyright claims or any litigation or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

(e). The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants, including, without limitation, the noncompetition covenant of Section 9(c), is to protect the goodwill, trade secrets and other Confidential Information of the Company, (ii) because of the nature of the business in which the Company and the Affiliated Companies are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and any Affiliated Company in the event the Executive breached any of the covenants of this Section 9; and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 9 might be inadequate.  The Executive therefore agrees and consents that if he commits any breach of a covenant under this Section 9 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.  With respect to any provision of this Section 9 finally determined by a court of competent jurisdiction to be unenforceable , the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination.  If any of the covenants of this Section 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

10.	Executive Representations; Certain Expenses.

(a). The Executive represents and warrants to the Company that (i) the Executive has the full right, authority and capacity to enter into this Agreement and perform his obligations hereunder, (ii) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company under this Agreement during or after the Term of Agreement, (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject and (iv) the Executive has provided true and correct copies of any written agreements and disclosed to the Company any other agreements with any former employer, including the Prior Employer, under which the Executive is subject to continuing obligations.

(b). The Company shall assist the Executive in the selection of counsel and pay in advance all the Executive’s expenses (including counsel fees, expert witness fees, costs of investigation, litigation and appeal and the like), incurred in defending any civil action by the Prior Employer against the Executive or the Company or any Affiliated Company which claims a breach of the Executive’s agreement dated May 12, 2006 with Prior Employer or otherwise attempts to restrict or prohibit the Executive from providing services to the Company; provided, however, that if the Executive is adjudicated by a court of competent jurisdiction after exhaustion of all of the Executive’s appeal rights, to have deliberately and materially breached such agreement, the Executive shall repay the Company such expenses.

11.	Successors

(a). This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise then by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b). This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c). The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of this business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in the Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.	Miscellaneous.

(a). This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  The Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b). All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    David A. Brown
    Executive Vice President
    Chief Operations Officer
    CSX Transportation, Inc.
    500 Water Street
    Jacksonville, Florida 32202

   If to the Company:

    CSX Transportation, Inc.
    500 Water Street
    Jacksonville, Florida 32202
    Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addresses.

(c). The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d). The Company may deduct or withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be deducted or withheld pursuant to any applicable law or regulation.

(e). The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f). The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof, other than the Change in Control Agreement.  This Agreement shall have no effect on any agreements between the Executive and the Company or any of its Affiliates not concerning the subject matter hereof, and any such agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

(g). This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to due authorization, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

By:	/s/ DAVID A. BROWN
David A. Brown

CSX TRANSPORTATION, INC.
By:	/s/ LISA MANCINI
Lisa Mancini